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                                                           Rule 424(b)(3)
                                                           File No. 333-84725

Pricing Supplement No. 2                                   Dated: March 8, 2000
(To Prospectus dated August 17, 1999
Prospectus Supplement dated October 6, 1999)

U.S.$10,000,000,000

Heller Financial, Inc.

Medium-Term Notes, Series J

(Registered Notes-Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $300,000,000                             Issue Price: 100.00%

Original Issue Date: March 13, 2000                        Stated Maturity Date:
                                                           March 13, 2002
Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:     [] Commercial Paper Rate [X] LIBOR [] Treasury Rate
               [] Federal Funds Rate [] Prime Rate [] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 13th day of March, June, September and December, beginning June 13, 2000 up to and including the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 13th day of March, June, Septmeber and December, beginning June 13, 2000 up to and including the Stated Maturity Date.

Interest Determination Date Dates: Two London Banking Days prior to each Interest Reset Date

Initial Interest Rate: 6.32%

Index Maturity: 3 Month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A                            Minimum Interest Rate: N/A
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Spread (+/-): +.18%                                   Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .095%


Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 2
                       UNDER MTN-SERIES J PROGRAM: $175,000,00.00
                   b)  CUSIP #42333HMK5


Agent:
Barclays Capital Inc.                          Chase Securities Inc.
222 Broadway, 7th Floor                        270 Park Avenue
New York, NY  10038                            New York, NY  10017

Lehman Brothers                                Merrill Lynch & Co.,
Lehman Brothers Inc.                           Merrill Lynch, Pierce, Fenner
Three World Financial Center, 12th Floor       & Smith Incorporated
New York, NY 10285-1200                        250 Vesey St.
                                               New York, NY  10281-1310

Salomon Smith Barney Inc.                      J.P. Morgan Securities Inc.
388 Greenwich St.                              60 Wall Street
New York, NY 10013                             New York, NY  10260

Warburg Dillon Read LLC                        Goldman, Sachs & Co.
677 Washington Blvd.                           85 Broad St. 27th Fl.
Stamford, CT  06912                            New York, NY  10004

Deutsche Bank Securities Inc.
31 W. 52nd St.
New York, NY  10019